Vicor Corporation Announces Financial Results for the Quarter and Year Ended December 31, 2009

ANDOVER, MA -- (Marketwire - March 09, 2010) - Vicor Corporation (NASDAQ: VICR) (the "Company") today reported its financial results for the quarter and year ended December 31, 2009.

Revenues for the fourth fiscal quarter ended December 31, 2009, decreased to $49,138,000, compared to $51,324,000 for the corresponding period a year ago, but increased from $47,746,000 for the third quarter of 2009. Gross margin increased to $22,497,000 for the fourth quarter of 2009, compared to $20,809,000 for the corresponding period a year ago and $20,668,000 for the third quarter of 2009. Gross margin, as a percentage of revenue, increased to 45.8% for the fourth quarter of 2009 compared to 40.5% for the fourth quarter of 2008, and increased on a sequential basis from 43.3% for the third quarter of 2009. Net income for the fourth quarter was $2,309,000, or $0.06 per diluted share, compared to a net loss of $(3,501,000), or $(0.08) per diluted share, for the corresponding period a year ago and net income of $1,691,000, or $0.04 per diluted share, for the third quarter of 2009.

Revenues for the year ended December 31, 2009, decreased to $197,959,000 from $205,368,000 for the corresponding period a year ago. Net income for the twelve month period was $2,798,000, or $0.07 per diluted share, compared to a net loss of $(3,595,000) or $(0.09) per diluted share, for the corresponding period a year ago. The operating results were negatively impacted by aggregate pre-tax charges of $4,099,000 for the cost of severance and other employee-related costs in connection with workforce reductions implemented during the year. These charges were partially offset by a payment of $750,000 received from a vendor pursuant to a settlement with respect to alleged performance issues with certain of the vendor's products. This payment was recorded in "Gain from litigation-related and other settlements, net" in the Company's consolidated statement of operations in the third quarter of 2009.

As of January 1, 2009, the Company changed its accounting and reporting for minority interests, which are now characterized as noncontrolling interests. As a result, the presentation and disclosure requirements were retroactively applied to minority interest amounts existing as of and for the quarter and year ended December 31, 2008 in the accompanying Consolidated Financial Statements.

The book-to-bill ratio for the fourth quarter of 2009 was 1.16:1, as compared to 1.19:1 for the third quarter of 2009. Backlog at the end of the fourth quarter of 2009 was $58,489,000, as compared to $52,724,000 at the end of 2008.

Commenting on the Company's performance, Patrizio Vinciarelli, Chairman of the Board, President and Chief Executive Officer, stated, "We are cautiously optimistic that our targeted markets are seeing a recovery, as reflected in our booking and revenue trends. Our brick and configurable products businesses avoid volatility through a diversified global customer base while innovative products from our V-I Chip and Picor subsidiaries enable leading OEMs to achieve competitive advantages in their respective markets."

Dr. Vinciarelli continued, "V-I Chip has completed the installation of additional manufacturing equipment in support of a threefold increase in manufacturing capacity expected to be progressively utilized over the next several quarters. V-I Chip and Picor are also gearing up to introduce families of AC input and DC input power components that are intended to advance industry benchmarks for power conversion density and efficiency."

Depreciation and amortization for the fourth quarter of 2009 was approximately $2,457,000, and capital additions totaled $6,361,000. In 2009, depreciation and amortization was $10,198,000 and capital additions were $10,643,000. This compares to $10,515,000 and $8,265,000, respectively, for 2008. Cash, restricted cash equivalents and short-term investments increased by $18,411,000 to approximately $42,999,000 at the end of 2009 from $24,588,000 at the end of 2008. There were no share repurchases during 2009, and approximately $8,500,000 remains authorized for additional purchases under the Company's stock repurchase plan. The Company previously announced an indefinite suspension of its semi-annual dividend.

As of December 31, 2009, the Company held approximately $33,600,000, at par value, of auction rate securities. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced have led the Company to continue to classify its holdings as long-term investments. Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, management does not anticipate the current lack of liquidity of holdings of auction rate securities will affect the Company's ability to execute its current operating plan.

The tax provisions in 2009 and 2008 provide for estimated income taxes due in various state and international taxing jurisdictions for which losses incurred by the Company cannot be offset, and for estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, offset by the expected utilization of federal and foreign net operating loss carryforwards. The 2009 tax provision also includes discrete items, including benefits for the receipt of refunds for net operating loss carryback claims and for an expected refund due to certain monetized credits, and expense for increases in state taxes and accrued interest for potential liabilities. The 2008 tax provision also included discrete items, including the reduction of the Company's tax reserves by $1,123,000 due to closing tax periods in certain jurisdictions, offset by increases in accrued interest for potential liabilities and expense associated with a reduction in state income tax refunds receivable.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Tuesday, March 9, 2010, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 800-591-6930 at approximately 4:50 p.m. and use the Passcode 21908962. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 24, 2010. The replay dial-in number is 888-286-8010 and the Passcode is 78714591. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and the Company's capital resources. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                QUARTER ENDED            YEAR ENDED
                                 (Unaudited)            (Unaudited)

                            ---------------------  ----------------------
                             DEC 31,    DEC 31,     DEC 31,     DEC 31,
                              2009       2008        2009        2008
                            -------- ------------  --------- ------------
                                     (as adjusted)           (as adjusted)

Net revenues                $ 49,138 $     51,324  $ 197,959 $    205,368
Cost of revenues              26,641       30,515    110,365      119,083
                            -------- ------------  --------- ------------
   Gross margin               22,497       20,809     87,594       86,285

Operating expenses:
    Sales & administration    11,465       14,476     47,932       56,206
    Research & development     8,443        8,006     31,636       31,398
    Severance charges             16            0      4,099            0
    Gain from
     litigation-related
     and other settlements,
     net                           0            0       (846)        (177)
                            -------- ------------  --------- ------------
     Total operating
      expenses                19,924       22,482     82,821       87,427
                            -------- ------------  --------- ------------

Income (loss) from
 operations                    2,573       (1,673)     4,773       (1,142)

Other income (expense), net      120           88        682        2,028
                            -------- ------------  --------- ------------

Income (loss) before income
 taxes                         2,693       (1,585)     5,455          886

Provision for income taxes       197          911      1,362          976

Loss from equity method
 investment, net of tax            0          639          0        1,688
                            -------- ------------  --------- ------------

Consolidated net income
 (loss)                        2,496       (3,135)     4,093       (1,778)

Less:  Net income
 attributable to
 noncontrolling interest         187         366       1,295        1,817
                            -------- ------------  --------- ------------

Net income (loss)
 attributable to
 Vicor Corporation          $  2,309     ($ 3,501) $   2,798 ($     3,595)
                            ======== ============  ========= ============

Net income (loss) per share
 attributable to Vicor
 Corporation:
    Basic                   $   0.06 ($      0.08) $    0.07  ($     0.09)
    Diluted                 $   0.06 ($      0.08) $    0.07  ($     0.09)

Shares outstanding:
    Basic                     41,665       41,665     41,665       41,651
    Diluted                   41,678       41,665     41,671       41,651

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  DEC 31,       DEC 31,
                                                   2009          2008
                                                (Unaudited)   (Unaudited)
                                                ------------  ------------
Assets                                                        (as adjusted)

Current assets:
        Cash and cash equivalents               $     40,224  $     22,639
        Restricted cash equivalents                      192           176
        Short-term investments                         2,583         1,773
        Accounts receivable, net                      26,565        28,757
        Inventories, net                              21,357        26,681
        Deferred tax assets                              181           451
        Other current assets                           4,345         2,279
                                                ------------  ------------
                  Total current assets                95,447        82,756

Restricted cash and cash equivalents                     223           561
Long-term investments                                 30,957        35,661
Property and equipment, net                           49,009        48,254
Other assets                                           4,941         4,690
                                                ------------  ------------

                                                $    180,577  $    171,922
                                                ============  ============

Liabilities and Equity

Current liabilities:
        Accounts payable                        $      9,458  $      5,592
        Accrued compensation and benefits              5,740         6,783
        Accrued severance charge                         259             0
        Other accrued liabilities                      2,678         4,422
        Deferred revenue                               2,521           662
                                                ------------  ------------
                  Total current liabilities           20,656        17,459

Long-term deferred revenue                             2,196         1,118
Long-term income taxes payable                           384           259
Deferred income taxes                                  1,275         1,660

Equity:
  Vicor Corporation stockholders' equity:
        Capital stock                                162,248       161,591
        Retained earnings                            112,972       110,174
        Accumulated other comprehensive loss          (1,608)       (2,767)
        Treasury stock                              (121,827)     (121,827)
                                                ------------  ------------
             Total Vicor Corporation
              stockholders' equity                   151,785       147,171
  Noncontrolling interest                              4,281         4,255
                                                ------------  ------------
        Total equity                                 156,066       151,426
                                                ------------  ------------

                                                $    180,577  $    171,922
                                                ============  ============

For further information contact:
James A. Simms
Chief Financial Officer
Tel: 978-470-2900
Fax: 978-749-3439